Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING ACTIVITIES
Second High-Rate Well Drilled on Glacier Prospect in Northwest Oklahoma
South Texas and Kansas Exploration Projects Enter Drilling Stage
DENVER, COLORADO, June 20, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update on its Anadarko Basin drilling program and its new South Texas and Kansas exploration projects.
DRILLING SUCCESS CONTINUES ON NORTHERN ANADARKO SHELF
The company owns leasehold interests in approximately 60,000 gross acres located along the northern shelf of the Anadarko Basin in Oklahoma. Drilling is focused primarily in Harper and Ellis Counties where the company has drilled about 70 wells. Wells generally range in depth from 7,000 to 9,000 feet.
The current round of drilling began in mid-May and consists of five wells. To date, two wells have been drilled on the company’s 5,760 gross acre Glacier Prospect located in Harper and Woodward Counties, Oklahoma. A third well is presently being drilled on the company’s 2,560 gross acre Arroyo Prospect located in Ellis County. Wells are also scheduled for the company’s 1,280 gross acre Saddle Prospect and 2,560 gross acre Buffalo Creek Prospect.
On the Glacier Prospect, the previously reported Garnet State well was placed on production in February and is currently producing about 4.4 MMcfe (million cubic feet of gas equivalent) per day. Pressures continue to indicate that the well is located in a significant reservoir.
The 7,500-foot Scarlet State is a north step-out to the Garnet State. The well encountered a 22-foot Morrow sand that is stratigraphically equivalent to the primary producing sand in the Garnet State. The well commenced pipeline sales on Friday, June 16, 2006. The production rate has been restricted to approximately 4.0 MMcfe per day while equipment is being optimized and the impact of the two high-rate wells on pipeline capacity and pressure is being evaluated. The company owns a 57% working interest in the Garnet State and a 55% working interest in the Scarlet State, and is the operator of both wells.
A second well was recently drilled on the northeastern portion of the Glacier Prospect. The Rojo State encountered 11 feet of Morrow sand that is wet, and has been plugged. CREDO was the operator with a 40% working interest.
James T. Huffman, President, stated, “The Garnet and Scarlet wells are superb discoveries by any standard for onshore U.S. exploration. The economics are particularly outstanding because of the relatively shallow drilling depth and moderate cost.” Huffman further stated, “The Glacier Prospect contains the best quality sand the company has encountered in Harper and Ellis Counties. Because Glacier is a wildcat prospect, each new well provides a better understanding of the geological factors which control production and reserves in the area. More wells will be required to evaluate the prospect.”

Approximately 20 miles to the south in Ellis County, the company is currently drilling the Joy White on its 2,560 gross acre Arroyo Prospect. The well will test the Morrow formation at 8,700 feet. This wildcat well targets a Morrow channel system that produces prolifically to the south. CREDO is the operator and owns an 83% working interest.
This round of drilling will also include an east offset to the company’s recently completed Lauer well. The 6,900-foot Lauer was the sixth well drilled on the company’s 2,560 gross acre Buffalo Creek Prospect. It is currently producing at a daily rate of approximately 70 BOE. The last three wells drilled on the prospect have produced approximately 60,000 BOE to date. A 3-D seismic program is planned to identify additional drilling locations. The company owns a 31% working interest.
DRILLING UNDERWAY ON SOUTH TEXAS EXPLORATION PROJECT
Leasing is complete on CREDO’s first four South Texas prospects located in Hidalgo and Jim Hogg Counties, and drilling has commenced on the first prospect. The timing for drilling the remaining prospects is contingent on rig availability. The South Texas project is 3-D seismic driven and focuses on the Wilcox, Vicksburg, and Frio sands ranging in depth from 10,000 to 15,000 feet. The combined 8/8ths cost to drill and complete a well on each of the first four prospects is estimated to total approximately $16,000,000. If the company elects to participate in each prospect for its maximum interest, its share of the estimated total cost will be about $6,000,000.
The first well in the project is the 10,500-foot Peery #1 located on the Robertson Prospect in Hidalgo County. The well, which targets Frio sands, is currently drilling at 6,600 feet. The prospect is based on a 3-D seismic interpretation that shows sands in a favorable structural position. The company has elected to participate in the well with its full 37.5% working interest.
“We are very pleased with the South Texas project because it significantly expands and diversifies our drilling activities. While the project carries higher costs and greater risks than our other drilling projects, the reserve potential is also much greater, giving us the opportunity for substantial growth,” Huffman said. “Additional prospects are in various stages of generation and leasing.”
DRILLING UNDERWAY ON CENTRAL KANSAS EXPLORATION PROJECT
The Central Kansas project provides additional diversification to the company’s drilling program. It exclusively targets oil reserves, and is expected to provide improved product balance to the company’s reserve base. The company owns a 30% interest in the project, and is currently working on a second project that will significantly expand and increase its interest in the play.
An initial 3-D seismic shoot over a small portion of the 20,000 gross acre Central Kansas project identified a number of drilling locations. Seismic shooting and interpretation is currently underway over the remainder of the project area. Drilling targets the Lansing-Kansas City formation at 4,000 feet, and 8/8ths well costs are moderate at $280,000 for completed wells and $150,000 for dry holes.

Two wells have been drilled to date and both resulted in dry holes. The wells confirmed the seismic interpretation and encountered multiple sands. However, the sands were either tight or wet.
Huffman further stated, “As with our other drilling projects, successful results should be expected to occur unevenly over time. We are confident in the exploration science and we intend to spread our risk over approximately 30 prospects. This is an excellent drilling play that is yielding good success in the area, and we expect to participate in that success.”
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For more information about the company, visit http://www.credopetroleum.com.

Contact:	David W. Vreeman
Vice President & CFO
303-297-2200

Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.